Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)
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
                                                                                           Three months
                                                                                               ended           Year ended
                                                                                             March 31,        December 31,
                                                                                                2007              2006
                                                                                                ----              ----
Pretax income from operations:
  Net income...........................................................................        $ 10.4             $ 96.5
  Add income tax expense...............................................................           5.8               55.8
                                                                                               ------             ------

     Pretax income from operations.....................................................          16.2              152.3
                                                                                               ------             ------

Add fixed charges:
  Interest expense on corporate debt...................................................          16.1               52.9
  Interest expense on investment borrowings............................................           7.5               20.6
  Interest added to policyholder account balances .....................................         103.5              426.8
  Portion of rental (a)................................................................           3.7               13.2
                                                                                               ------             ------

     Fixed charges.....................................................................         130.8              513.5
                                                                                               ------             ------

     Adjusted earnings.................................................................        $147.0             $665.8
                                                                                               ======             ======

         Ratio of earnings to fixed charges............................................         1.12x              1.30x
                                                                                                =====              =====

Fixed charges..........................................................................        $130.8             $513.5
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries
  (divided by the ratio of income to pretax income)....................................          14.8               60.0
                                                                                               ------             ------

     Fixed charges plus preferred dividends............................................        $145.6             $573.5
                                                                                               ======             ======

     Adjusted earnings.................................................................        $147.0             $665.8
                                                                                               ======             ======

         Ratio of earnings to fixed charges and preferred dividends....................         1.01x              1.16x
                                                                                                =====              =====

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(a) Interest portion of rental is estimated to be 33 percent.

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